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                                [CONECTIV LOGO]

                           OFFER TO PURCHASE FOR CASH
                  UP TO 14,000,000 SHARES OF ITS COMMON STOCK
           (INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

                  AT A PURCHASE PRICE NOT GREATER THAN $25.50
                         NOR LESS THAN $23.50 PER SHARE

             THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL
                 EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
            ON TUESDAY, JUNE 8, 1999, UNLESS THE OFFER IS EXTENDED.

                                                                    May 11, 1999

To Certain Former Holders of Common Stock of Delmarva Power & Light Company and/or Atlantic Energy, Inc.:

     Our records show that you formerly were a holder of Common Stock of Delmarva Power & Light Company ("DP&L") and/or Atlantic Energy, Inc. ("AE"). Your shares of DP&L and/or AE were converted into the right to receive shares of Conectiv (the "Company") in connection with the mergers involving the Company, DP&L and AE (the "Mergers"), which were effective March 1, 1998. Pursuant to the Mergers, each share of DP&L Common Stock outstanding immediately prior to the effective time of the Mergers was converted into the right to receive one share of Common Stock, par value $0.01, of the Company (the "Common Stock"), and each share of AE Common Stock outstanding immediately prior to the effective time of the Mergers was converted into the right to receive 0.75 share of Common Stock and 0.125 share of Class A Common Stock, par value $0.01, of the Company (the "Class A Common Stock", and collectively with the shares of Common Stock, the "Company Shares").

     ACCORDING TO OUR RECORDS, YOU HAVE NOT EXCHANGED CERTIFICATES REPRESENTING THE SHARES OF DP&L COMMON STOCK OR AE COMMON STOCK FORMERLY HELD BY YOU (YOUR "UNEXCHANGED SHARES") FOR COMPANY SHARES, AND, ACCORDINGLY, YOU ARE NOT A HOLDER OF THE COMPANY SHARES THAT WOULD BE ISSUABLE TO YOU UPON EXCHANGE OF YOUR UNEXCHANGED SHARES. BECAUSE YOU ARE NOT A HOLDER OF SUCH COMPANY SHARES, THE ENCLOSED MATERIALS ARE BEING FURNISHED TO YOU FOR YOUR INFORMATION ONLY.

     Enclosed for your information are the Offer to Purchase, dated May 11, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer") setting forth the Offer by the Company, to purchase up to 14,000,000 shares of Common Stock (the "Shares") (including the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 23, 1998 (the "Rights Agreement"), between the Company and Conectiv Resource Partners, Inc., as the Rights Agent), at a price not greater than $25.50 nor less than $23.50 per Share, net to the seller in cash, specified by tendering stockholders, upon the terms and subject to the conditions of the Offer.

     Although the Company is not offering to purchase shares of Class A Common Stock, as a result of the Offer, holders of shares of Class A Common Stock may elect, in accordance with the terms of the Restated Certificate of Incorporation of the Company and the Rights Agreement, to convert each share of Class A Common Stock (and the associated preferred stock purchase rights ("Class A Rights") issued pursuant to the Rights Agreement) into 1.59997 Shares (and 1.59997 associated Rights) and to tender such Shares (and
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associated Rights) pursuant to the Offer; provided, however, that any such election and conversion will be effective only with respect to such Shares (and associated Rights) as are actually accepted for purchase by the Company pursuant to the Offer.

     THE COMPANY IS NOT OFFERING TO PURCHASE YOUR UNEXCHANGED SHARES. THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL, AND OTHER MATERIAL RELATED TO THE OFFER ENCLOSED HEREWITH ARE BEING FURNISHED TO YOU FOR YOUR INFORMATION ONLY. UNLESS AND UNTIL YOU EXCHANGE YOUR UNEXCHANGED SHARES FOR COMPANY SHARES, YOU CANNOT PARTICIPATE IN THE OFFER WITH RESPECT TO ANY COMPANY SHARES THAT WOULD BE ISSUABLE TO YOU UPON SUCH EXCHANGE.

     IF YOU WISH TO TENDER IN THE OFFER ANY SHARES ISSUABLE WITH RESPECT TO YOUR UNEXCHANGED SHARES OR TO PARTICIPATE IN THE OFFER THROUGH CONVERSION OF ANY SHARES OF CLASS A COMMON STOCK ISSUABLE WITH RESPECT TO YOUR UNEXCHANGED SHARES, YOU MUST FIRST EXCHANGE YOUR UNEXCHANGED SHARES FOR COMPANY SHARES. ANY QUESTIONS OR REQUESTS FOR ASSISTANCE IN CONNECTION WITH THE EXCHANGE OF YOUR UNEXCHANGED SHARES MAY BE DIRECTED TO THE EXCHANGE AGENT FOR THE MERGERS, THE BANK OF NEW YORK, TOLL-FREE AT 800-365-6495.

     The Offer, proration period, and withdrawal rights will expire at 12:00 Midnight, New York City time, on Tuesday, June 8, 1999, unless the Offer is extended (as it may be extended, the "Expiration Date"). If you wish to participate in the Offer with respect to any Company Shares that would be issuable to you upon exchange of your Unexchanged Shares, you must take the necessary actions to exchange your Unexchanged Shares in ample time to permit you, prior to the Expiration Date, to tender Shares or to convert shares of Class A Common Stock into Shares, in each case, as set forth in Section 3 of the Offer to Purchase.

May 11, 1999                                                            CONECTIV

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